Exhibit 10.23

August 22, 2023

John Leite

Dear John:

Congratulations on your promotion! We are thrilled to support you in this next chapter of your career journey as Veracyte’s Chief Commercial Officer, CLIA! In line with your promotion, you will receive adjusted compensation to recognize your new position and responsibilities. The terms of the adjustments are as follows:
1.    Effective September 1, 2023, you will receive a new base salary of $450,000 per year, less all applicable taxes and withholdings, paid in accordance with the company’s established payroll schedule, presently semi-monthly.
2.    Effective September 1, 2023, your new target bonus will be 55% of eligible annual earnings. Payout is dependent on company and individual performance and is not guaranteed.

Current Base Salary	Base Salary Increase (%)	New Base Salary	New Bonus Target	Total Target Cash (% increase)
$406,600	$43,400 (11%)	$450,000	55%	$697,500 (23%)

3.    The Board of Directors has also granted you Performance Stock Units (PSUs) in the amount equal to $500,000. The PSUs are subject to the terms and conditions set forth in the Company’s 2023 Stock Incentive Plan and applicable Award Grant Agreements. The number of PSUs will be calculated by dividing the grant value by the 30-day trailing average price, which will be calculated on August 31, 2023. The grant date for your PSUs will be September 10, 2023, consistent with our standard grant dates at the Company.

4.    The Board of Directors has designated you an Executive Officer and Section 16 Officer effective as of September 1, 2023. You will receive training regarding this designation by the General Counsel on or before September 1, 2023.

We look forward to your contributions as we strive to improve the outcomes for patients all over the world – together. Thank you!

Sincerely,

/s/ Marc Stapley

Marc Stapley
Chief Executive Officer

Nothing in this Letter creates an employment relationship of definite duration or changes the at-will nature of the employment relationship between you and Veracyte.

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